As filed with the Securities and Exchange Commission on May 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOLLAR GENERAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Tennessee		61-0502302
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
100 Mission Ridge Goodlettsville, Tennessee 37072
(Address of Principal Executive Offices, including Zip Code)

DOLLAR GENERAL CORPORATION 2021 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Rhonda M. Taylor Executive Vice President and General Counsel 100 Mission Ridge Goodlettsville, Tennessee 37072 (615) 855-4000
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.875 par value per share	11,838,143	$197.85	$2,342,176,592.55	$255,531.47

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional shares of the Registrant’s common stock, par value $0.875 per share (“Common Stock”), that may become issuable under the Dollar General Corporation 2021 Stock Incentive Plan (the “Plan”) as a result of any anti-dilutive adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock as reported by the New York Stock Exchange on May 25, 2021.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Dollar General Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2021, filed with the Commission on March 19, 2021;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2021, filed with the Commission on May 27, 2021;

•	The Registrant’s Current Report on Form 8-K filed with the Commission on April 8, 2021; and

•	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-11421) filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 6, 2009, as updated by the description of the Common Stock included in Exhibit 4.15 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2021, filed with the Commission on March 19, 2021, and any amendment or report filed for the purpose of updating such description.

All documents and reports subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of Tennessee.

The Tennessee Business Corporation Act ("TBCA") allows a Tennessee corporation's charter to contain a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director. Under the TBCA, a Tennessee business corporation may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful distributions to shareholders. The Registrant’s Charter provides that directors shall not be personally liable for monetary damage to the corporation or its shareholders for breach of fiduciary duty as a director, except to the extent required by the TBCA in effect from time to time.

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, such person reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, such person reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because he or she is or was a director or officer of the corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in connection with the proceeding. The TBCA provides that, unless the corporation's charter provides otherwise, a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such person was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such person was adjudged liable on the basis that personal benefit was improperly received by him or her; or (c) such person breached his or her duty of care to the corporation.

The Registrant’s Charter and Bylaws require the Registrant to indemnify the Registrant’s directors and officers to the fullest extent permitted by applicable law. The Registrant’s Bylaws further require the Registrant to advance expenses to each of the Registrant’s directors and officers to the fullest extent allowed by Tennessee law. Under the Registrant’s Charter and Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity.

The TBCA provides that a corporation may, and the Registrant’s Bylaws allow the Registrant to, purchase and maintain insurance to protect any individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify such person against the same liability under the Bylaws or the TBCA.

The Registrant has in effect a directors' and officers' liability insurance policy that covers its directors and officers in amounts that the Registrant believes are reasonable for its industry and business, including for liabilities in connection with the registration, offering and sale of any securities which may be offered pursuant to this Registration Statement. Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against the Registrant’s directors or officers for an alleged wrongful act or omission by such persons, but only if and to the extent such persons become legally obligated to pay such claim or incur certain costs in defending such claim.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Charter of Dollar General Corporation (effective May 27, 2020) (incorporated by reference to Exhibit 3.1 to Dollar General Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2020, filed with the Commission on May 28, 2020 (file no. 001-11421)

4.2	Amended and Restated Bylaws of Dollar General Corporation (effective May 27, 2020) (incorporated by reference to Exhibit 3.2 to Dollar General Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2020, filed with the Commission on May 28, 2020 (file no. 001-11421)

5	Opinion of Troutman Pepper Hamilton Sanders LLP

23.1	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (included on the signature page hereto)

99	Dollar General Corporation 2021 Stock Incentive Plan (incorporated by reference to Appendix A to Dollar General Corporation’s 2021 Definitive Proxy Statement filed with the Commission on April 1, 2021 (file no. 001-11421)

Item 9.	Undertakings.

(a)    The Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goodlettsville, State of Tennessee, on May 27, 2021.

DOLLAR GENERAL CORPORATION (Registrant)

By:	/s/ John W. Garratt
John W. Garratt
Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John W. Garratt and Rhonda M. Taylor, and any of them (with full power in each to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Todd J. Vasos		May 27, 2021
Todd J. Vasos	Chief Executive Officer and Director (principal executive officer)

/s/ John W. Garratt		May 27, 2021
John W. Garratt	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Anita C. Elliott		May 27, 2021
Anita C. Elliott	Senior Vice President and Chief Accounting Officer (principal accounting officer)

Signature	Capacity	Date

/s/ Warren F. Bryant		May 27, 2021
Warren F. Bryant	Director

/s/ Michael M. Calbert		May 27, 2021
Michael M. Calbert	Director

/s/ Patricia D. Fili-Krushel		May 26, 2021
Patricia D. Fili-Krushel	Director

/s/ Timothy I. McGuire		May 26, 2021
Timothy I. McGuire	Director

/s/ William C. Rhodes, III		May 27, 2021
William C. Rhodes, III	Director

/s/ Debra A. Sandler		May 26, 2021
Debra A. Sandler	Director

/s/ Ralph E. Santana		May 26, 2021
Ralph E. Santana	Director